Exhibit 5.1

RELIANT ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com
January 31, 2007
Synthesis Energy Systems, Inc.
6330 West Loop South
Suite 300
Houston, Texas 77401
     Re: Registration Statement on Form SB-2 of Synthesis Energy Systems, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Synthesis Energy Systems, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the registration statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the registration by the Company under the Securities Act of 1933, as amended, of the resale of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, instruments and certificates of the Company as we considered appropriate for purposes of the opinions expressed herein. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement.

Very truly yours,

/s/ Porter & Hedges, L.L.P.

PORTER & HEDGES, L.L.P.